AMENDMENT NUMBER 12

TO THE

SUB-ADVISORY AGREEMENT

This AMENDMENT NUMBER 12 (the “Amendment”) amends that certain SUB-ADVISORY AGREEMENT, dated October 19, 2016, by and between Hartford Funds Management Company, LLC (the “Adviser”), and Schroder Investment Management North America Inc. (the “Sub-Adviser”) (the “Agreement”), and is effective as of May 1, 2025 (the “Effective Date”).

WHEREAS, the Adviser has appointed and the Board of Directors (the “Board”) of The Hartford Mutual Funds II, Inc. (the “Company”) has approved the Sub-Adviser to serve as the sub-adviser of the series of the Company listed on Schedule A (each a “Fund”) to the Agreement; and

WHEREAS, the Adviser and the Sub-Adviser desire to amend and restate the Schedule A of the Agreement to remove Hartford Schroders Sustainable International Core Fund due to its liquidation as well as update certain Fund names due to name changes;

NOW, THEREFORE, the parties to the Agreement hereby agree as follows:

1.	Pursuant to Section 15 of the Agreement, Schedule A is deleted in its entirety and replaced with the attached Amended and Restated Schedule A.

2.	The changes to the Agreement reflected in this Amendment shall become effective as of the Effective Date reflected in this Amendment.

3.

Except as amended by this Amendment and any previous amendment, the terms of the Agreement remain unchanged and may be further modified only by mutual written agreement of the parties and the approval of the Board.

4.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[signatures follow on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date as first above written.

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By:	/s/ Vernon J. Meyer
Name: Vernon J. Meyer
Title: Chief Investment Officer
Date: 4/24/2025

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ Cathie Mazza
Name: Cathie Mazza
Title: Authorized Signer
Date: April 21, 2025

By:	/s/ William Sauer
Name: William Sauer
Title: Authorized Signer
Date: April 21, 2025

AMENDED AND RESTATED SCHEDULE A

Fees Paid to the Sub-Adviser

This Amended and Restated Schedule A to that certain Sub-Advisory Agreement by and between Hartford Funds Management Company, LLC and Schroder Investment Management North America Inc., dated October 19, 2016, is effective as of May 1, 2025.

[REDACTED]

Fund	[REDACTED]
Hartford Schroders China A Fund
Hartford Schroders Core Fixed Income Fund (formerly, Hartford Schroders Sustainable Core Bond Fund)
Hartford Schroders Diversified Emerging Markets Fund
Hartford Schroders Diversified Opportunities Fund (formerly, Hartford Schroders Diversified Growth Fund)
Hartford Schroders Emerging Markets Equity Fund
Hartford Schroders Emerging Markets Multi-Sector Bond Fund
Hartford Schroders International Contrarian Value Fund
Hartford Schroders International Multi-Cap Value Fund
Hartford Schroders International Stock Fund
Hartford Schroders Tax-Aware Bond Fund
Hartford Schroders US MidCap Opportunities Fund
Hartford Schroders US Small Cap Opportunities Fund

[REDACTED]